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                                  Exhibit 3(b)
                                  ------------


                            ARTICLES OF INCORPORATION

                                       OF

                            PARK NATIONAL CORPORATION


                                  (as amended)








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                            ARTICLES OF INCORPORATION
                                       OF
                            PARK NATIONAL CORPORATION
                                  (as amended)

                  FIRST:            The name of the corporation shall be Park
National Corporation (the "Corporation").

                  SECOND:           The place in Ohio where the principal office
of the Corporation is to be located is in the City of Newark, County of Licking.

                  THIRD:            The purpose for which the Corporation is
formed is to engage in any lawful act or activity for which corporations may be formed under Sections 1701.01 to 1701.98 of the Ohio Revised Code.

                  FOURTH:           The authorized number of shares of the
Corporation shall be 20,000,000, all of which shall be common shares, each without par value.

                  FIFTH: The directors of the Corporation shall have the power to cause the Corporation from time to time and at any time to purchase, hold, sell, transfer or otherwise deal with (A) shares of any class or series issued by it, (B) any security or other obligation of the Corporation which may confer upon the holder thereof the right to convert the same into shares of any class or series authorized by the Articles of the Corporation, and (C) any security or other obligation which may confer upon the holder thereof the right to purchase shares of any class or series authorized by the Articles of the Corporation. The Corporation shall have the right to repurchase, if and when any shareholder desires to sell, or on the happening of any event is required to sell, shares of any class or series issued by the Corporation. The authority granted in this Article FIFTH of these Articles shall not limit the plenary authority of the directors to purchase, hold, sell, transfer or otherwise deal with shares of any class or series, securities, or other obligations issued by the Corporation or authorized by its Articles.


                  SIXTH: The holders of the shares of any class of the Corporation shall, upon the offering or sale of any shares of the Corporation of the same class, including treasury shares, have the right, during a reasonable time and on reasonable terms fixed by the directors, to purchase such shares in proportion to their respective holdings of shares of such class at the price fixed for the sale of the shares, unless (A) the shares offered or sold







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are issued as a share dividend or distribution; (B) the shares are offered or sold in connection with any merger or consolidation to which the Corporation is a party or any acquisition of, or investment in, another corporation, partnership, proprietorship or other business entity or its assets by the Corporation whether directly or indirectly, by any means whatsoever; (C) the shares are offered or sold pursuant to the terms of a stock option plan or employee benefit, compensation or incentive plan, which stock option plan or employee benefit, compensation or incentive plan is approved by the holders of three-fourths of the issued and outstanding shares of the Corporation; or (D) the shares offered or sold are released from preemptive rights by the affirmative vote or written consent of the holders of two-thirds of the shares entitled to such preemptive rights.

                  SEVENTH: Chapter 1704 of the Ohio Revised Code does not apply to the Corporation.

                  EIGHTH: (A) In addition to any affirmative vote required by any provision of the Ohio Revised Code or by any other provision of these Articles, the affirmative vote or consent of the holders of the greater of (i) four-fifths (4/5) of the outstanding common shares of the Corporation entitled to vote thereon or (ii) that fraction of such outstanding common shares having as the numerator a number equal to the sum of (a) the number of outstanding common shares Beneficially Owned by Controlling Persons (as hereinafter defined) plus (b) two-thirds (2/3) of the remaining number of outstanding common shares, and as the denominator a number equal to the total number of outstanding common shares entitled to vote, shall be required for the adoption or authorization of a Business Combination (as hereinafter defined) unless:

                           (1)      The Business Combination will result in an
involuntary sale, redemption, cancellation or other termination of ownership of all common shares of the Corporation owned by shareholders who do not vote in favor of, or consent in writing to, the Business Combination and the cash or fair value of other readily marketable consideration to be received by such shareholders for such common shares shall at least be equal to the Minimum Price Per Share (as hereinafter defined); and

                           (2)      A proxy statement responsive to the
requirements of the Securities Exchange Act of 1934 shall be mailed to the shareholders of the Corporation for the purpose of soliciting shareholder approval of the proposed Business Combination.

                  (B) For purposes of this Article EIGHTH, the following definitions shall apply:


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                          (1)      "Affiliate" shall mean a Person that directly
or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another Person.

                          (2)      "Associate" shall mean (a) any corporation or
organization of which a Person is an officer or partner or is, directly or indirectly, the Beneficial Owner of ten percent (10%) or more of any class of equity securities, (b) any trust or other estate in which a Person has a ten percent (10%) or greater individual interest of any nature or as to which a Person serves as trustee or in a similar fiduciary capacity, (c) any spouse of a Person, and (d) any relative of a Person, or any relative of a spouse of a Person, who has the same residence as such Person or spouse.

                           (3)      "Beneficial Ownership" shall include without
limitation (a) all shares directly or indirectly owned by a Person, by an Affiliate of such Person or by an Associate of such Person or such Affiliate,
(b) all shares which such Person, Affiliate or Associate has the right to acquire through the exercise of any option, warrant or right (whether or not currently exercisable), through the conversion of a security, pursuant to the power to revoke a trust, discretionary account or similar arrangement, or pursuant to the automatic termination of a trust, discretionary account or similar arrangement; and (c) all shares as to which such Person, Affiliate or Associate directly or indirectly through any contract, arrangement, understanding, relationship or otherwise (including without limitation any written or unwritten agreement to act in concert) has or shares voting power (which includes the power to vote or to direct the voting of such shares) or investment power (which includes the power to dispose or direct the disposition of such shares) or both.

                           (4)      "Business Combination" shall mean (a) any
merger or consolidation of the Corporation with or into a Controlling Person or an Affiliate of a Controlling Person or an Associate of such Controlling Person or Affiliate, (b) any sale, lease, exchange, transfer or other disposition, including without limitation a mortgage or any other security device, of all or any Substantial Part of the assets of the Corporation, including without limitation any voting securities of a Subsidiary, or of the assets of a Subsidiary, to a Controlling Person or Affiliate of a Controlling Person or Associate of such Controlling Person or Affiliate, (c) any merger into the Corporation, or into a Subsidiary, of a Controlling Person or an Affiliate of a Controlling Person or an Associate of such Controlling Person or Affiliate, (d) any sale, lease, exchange, transfer or other disposition to the Corporation or a Subsidiary of all or any part of the assets of a Controlling Person or Affiliate of a Controlling Person or Associate of such Controlling Person or Affiliate but not including any disposition of assets which, if included with


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all other dispositions consummated during the same fiscal year of the
Corporation by the same Controlling Person, Affiliates thereof and Associates of such Controlling Person or Affiliates, would not result in dispositions during such year by all such Persons of assets having an aggregate fair value (determined at the time of disposition of the respective assets) in excess of one percent (1%) of the total consolidated assets of the Corporation (as shown on its certified balance sheet as of the end of the fiscal year preceding the proposed disposition); provided, however, that in no event shall any disposition of assets be excepted from shareholder approval by reason of the preceding exclusion if such disposition when included with all other dispositions consummated during the same and immediately preceding four (4) fiscal years of the Corporation by the same Controlling Person, Affiliates thereof and Associates of such Controlling Person or Affiliates, would result in disposition by all such Persons of assets having an aggregate fair value (determined at the time of disposition of the respective assets) in excess of two percent (2%) of the total consolidated assets of the Corporation (as shown on its certified balance sheet as of the end of the fiscal year preceding the proposed disposition), (e) any reclassification of the common shares of the Corporation, or any recapitalization involving common shares of the Corporation, consummated within five (5) years after a Controlling Person becomes a Controlling Person, and (f) any agreement, contract or other arrangement providing for any of the transactions described in the definition of Business Combination.

                          (5)      "Control" shall mean the possession, directly
or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

                          (6)      "Controlling Person" shall mean any Person
who Beneficially Owns shares of the Corporation entitling that Person to exercise twenty percent (20%) or more of the voting power of the Corporation entitled to vote in the election of directors.

                          (7)      "Minimum Price Per Share" shall mean the sum
of (a) the higher of either (i) the highest gross per share price paid or agreed to be paid to acquire any common shares of the Corporation Beneficially Owned by a Controlling Person, provided such payment or agreement to make payment was made within five (5) years immediately prior to the record date set to determine the shareholders entitled to vote or consent to the Business Combination in question, or (ii) the highest per share closing public market price for such common shares during such five (5) year period, plus (b) the aggregate amount, if any, by which five percent (5%) for each year, beginning on the date on which such Controlling Person became a Controlling Person, of such higher per share price exceeds the aggregate amount of all common share



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dividends  per share paid in cash since the date on which such  Person  became a
Controlling Person. The calculation of the Minimum Price Per Share shall require appropriate adjustments for capital changes, including without limitation stock splits, stock dividends and reverse stock splits.

                           (8)      "Person" shall mean an individual, a
corporation, a partnership, an association, a joint-stock company, a trust, any unincorporated organization, a government or political subdivision thereof, and any other entity.

                           (9)      "Securities Exchange Act of 1934" shall mean
the Securities Exchange Act of 1934, as amended from time to time as well as any successor or replacement statute.

                           (10)     "Subsidiary" shall mean any corporation more
than twenty-five percent (25%) of whose outstanding securities entitled to vote for the election of directors are Beneficially Owned by the Corporation and/or one or more Subsidiaries.

                           (11)     "Substantial Part" shall mean more than ten
percent (10%) of the total assets of the corporation in question, as shown on its certified balance sheet as of the end of the most recent fiscal year ending prior to the time the determination is being made.

                  (C) During any period in which there are one or more Controlling Persons, this Article EIGHTH shall not be altered, changed or repealed unless the amendment effecting such altera tion, change or repeal shall have received, in addition to any affirmative vote required by any provision of the Ohio Revised Code or by any other provision of these Articles, the affirmative vote or consent of the holders of the greater of (i) four-fifths (4/5) of the outstanding common shares of the Corporation entitled to vote thereon or (ii) that fraction of such outstand ing common shares having as the numerator a number equal to the sum of (a) the number of outstanding common shares Beneficially Owned by Controlling Persons plus (b) two-thirds (2/3) of the remaining number of outstanding common shares, and as the denominator a number equal to the total number of outstanding common shares entitled to vote.


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